Exhibit 23.1

Bank Street Telecom Funding Corp.
Stamford, Connecticut

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 29, 2005 relating to the financial statements of Bank Street Telecom Funding Corp. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/S/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

September 16, 2005